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                                                                  EXHIBIT 12

North American Vaccine, Inc.
Computation of Ratio of Earnings to Fixed Charges



                                                  1991           1992           1993          1994          1995          3/31/96
                                             ---------------------------------------------------------------------------------------
FIXED CHARGES:
Interest and debt expense                    $    304,400   $      5,000   $          -    $        -     $     1,380   $     1,422

Interest factor of rental expense                 112,667        127,333        137,667        247,333        270,667        68,333

Preferred stock dividend of
  majority owned subsidiary                             -              -              -              -              -            -
                                             ---------------------------------------------------------------------------------------
  Total fixed charges for ratio              $    416,667   $    132,333   $    137,667    $   247,333    $   272,047   $    69,755

EARNINGS:

Net Loss                                       (5,759,000)   (10,724,000)   (12,128,000)    (3,927,000)    (4,986,000)   (2,515,000)
Total fixed charges for ratio                     416,667        132,333        137,667        247,333        272,047        69,755
                                             ---------------------------------------------------------------------------------------
  Total earnings before fixed charges        $ (5,342,333)  $(10,591,667)  $(11,900,333)   $(3,679,667)   $(4,713,953)  $(2,445,245)

RATIO OF EARNINGS TO
 FIXED CHARGES                                Deficiency    Deficiency     Deficiency      Deficiency     Deficiency    Deficiency

Deficiency of earnings to                    $ (5,759,000)  $(10,724,000)  $(12,128,000)   $(3,927,000)   $(4,986,000)  $(2,515,000)
 fixed charges



Note disclosure: In computing the deficiency of available earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges include interest and related amortization of discount and premium on long-term borrowings, interest on short-term borrowings and the implicit interest component of the rental cost of the Company's various office facilities. For all periods presented, earnings were insufficient to cover fixed charges.